Filed pursuant to 424(b)(3)
Registration No. 333-200594
BLACK CREEK INDUSTRIAL REIT IV INC.
SUPPLEMENT NO. 18 DATED JANUARY 25, 2019
TO THE PROSPECTUS DATED APRIL 30, 2018
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Black Creek Industrial REIT IV Inc., dated April 30, 2018 (the “Prospectus”), as supplemented by Supplement No. 10, dated September 7, 2018, Supplement No. 11, dated September 14, 2018, Supplement No. 12, dated October 5, 2018, Supplement No. 13, dated October 15, 2018, Supplement No. 14, dated November 15, 2018, Supplement No. 15, dated December 13, 2018, Supplement No. 16, dated January 7, 2019, and Supplement No. 17, dated January 15, 2019. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
Status of Investments in Real Estate
As of December 31, 2018, we owned and managed a real estate portfolio that included properties with an aggregate total purchase price of approximately $300.8 million, comprised of 13 industrial buildings totaling 2.7 million square feet located in eight markets throughout the U.S., with 18 customers, and was 100.0% leased with a weighted-average remaining lease term (based on square feet) of 5.6 years.
Subsequent to December 31, 2018, we acquired one industrial building totaling 0.1 million square feet with two customers for approximately $8.1 million. Additionally, we have entered into contracts to acquire approximately $27.4 million of properties comprised of two industrial buildings totaling 0.3 million square feet with eight customers. Including all owned and managed properties, and assuming that we complete the acquisitions under contract, our real estate portfolio will include properties with an aggregate purchase price of approximately $336.3 million, comprised of 16 industrial buildings totaling 3.1 million square feet with 28 customers and will be 99.9% leased with a weighted-average remaining lease term (based on square feet) of 5.3 years. The leased rate reflects the square footage with a paying customer in place, as well as additional square footage with leases in place that have not yet commenced. There is no assurance that we will complete the acquisition of the properties under contract.

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